UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 06/15/2005

EnerSys

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-32253

Delaware	23-3058564
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2366 Bernville Road, Reading, Pennsylvania 19605

(Address of Principal Executive Offices, Including Zip Code)

(610) 208-1991

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01 Entry into a Material Definitive Agreement

On June 15, 2005, the Compensation Committee of the Board of Directors of EnerSys approved the EnerSys Management Incentive Plan for Fiscal Year 2006 (the “2006 MIP”). The 2006 MIP generally provides for annual cash bonus awards to our executive officers and other eligible employees upon the achievement of certain corporate objectives. There are two corporate performance measures in the 2006 MIP, one based on corporate profitability, and one based on level of indebtedness. The 2006 MIP also includes one special adjustment related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The bonus payout ranges from 0 to 100% of base salary for our Chief Executive Officer, and from 0 to 60% of base salary for our other executive officers. The foregoing does not constitute a complete summary of the 2006 MIP. Refer to the 2006 MIP, which is attached hereto as Exhibit 10.1 and incorporated by reference, for a complete description.

On June 15, 2005, a wholly-owned subsidiary of EnerSys entered into a Euro 25,000,000 Credit Facility Agreement among EnerSys Holdings Luxembourg S.a.r.l., EnerSys Capital Inc., SanPaolo IMI S.p.A., as Facility Agent and lender, and Banca Intesa S.p.A., as lender. The disclosure required by this Item 1.01 is included in Item 2.03 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 15, 2005, a wholly-owned subsidiary of EnerSys entered into a Euro 25,000,000 Credit Facility Agreement among EnerSys Holdings Luxembourg S.a.r.l., EnerSys Capital Inc., SanPaolo IMI S.p.A., as Facility Agent and lender, and Banca Intesa S.p.A., as lender (the “Euro Credit Agreement”). The proceeds from the Euro Credit Agreement were used to reduce the outstanding balance of the U.S. Credit Facility (defined below) that was utilized as bridge financing for the June 1, 2005, acquisition of the motive power battery business of FIAMM S.p.A. The Euro Credit Agreement matures on June 30, 2011, and is subject to quarterly amortization payments beginning March 31, 2007. Obligations under the Euro Credit Agreement are secured by a pledge of the shares of our Italian subsidiary, EnerSys S.p.A. and a guaranty from another of our subsidiaries, EnerSys Capital Inc. Borrowings under the Euro Credit Agreement bear interest at a floating rate based upon a EURIBOR rate plus an applicable percentage.

The Euro Credit Agreement contains affirmative, negative and financial covenants customary for financings of this type and are substantially similar to those in the Credit Agreement, dated March 17, 2004, among EnerSys, EnerSys Capital Inc., various lending institutions party thereto, Bank of America, N.A., as Administrative Agent, Morgan Stanley Senior Funding, Inc., as Syndication Agent, and Lehman Commercial Paper Inc., as Documentation Agent (the “U.S. Credit Facility”), including, among other things, limits on the incurrence of additional indebtedness and liens, a minimum limit on the ratio of earnings before interest, taxes, depreciation and amortization (“EBITDA”) to interest expense and a maximum limit on the ratio of indebtedness to EBITDA. The Euro Credit Agreement includes customary events of default that are substantially the same as those in the U.S. Credit Facility and provides that, upon the occurrence of an event of default and acceleration under the U.S. Credit Facility, payment of all outstanding loans under the Euro Credit Agreement may be accelerated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Euro Credit Agreement could become immediately due and payable.

The foregoing does not constitute a complete summary of the terms of the Euro Credit Agreement, or the pledge and guaranty related thereto. Reference is made to the complete text of the Euro Credit Agreement, the Pledge over the Participation in EnerSys S.p.A. and the Guaranty, which are attached hereto and incorporated herein as Exhibits 10.2, 10.3 and 10.4, respectively.

Item 9.01 – Financial Statement and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits

10.1	2006 Management Incentive Plan

10.2	Euro Credit Agreement

10.3	Pledge Over the Participation in EnerSys S.p.A.

10.4	Guaranty

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

EnerSys

Date: June 20, 2005.	By:	/s/ Michael T. Philion
Michael T. Philion
Executive Vice President - Finance and Chief Financial Officer